Exhibit 12.1

	SunTrust Banks, Inc.
	Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
	For the Year Ended December 31
(Dollars in millions)	2012		2011		2010		2009	2008
Ratio 1 - including deposit interest
Earnings:
Income/(loss) before income taxes and extraordinary gain	$2,731		$726		$4		($2,462)	$729
Fixed charges	849		1,189		1,562		2,315	3,778
Total	$3,580		$1,915		$1,566		($147)	$4,507
Fixed charges:
Interest on deposits	$429		$624		$860		$1,440	$2,377
Interest on funds purchased and securities sold under agreements to repurchase	4		5		6		8	131
Interest on other short-term borrowings	18		12		13		15	55
Interest on trading liabilities	15		26		30		20	27
Interest on long-term debt	299		449		580		761	1,117
Portion of rents representative of the interest factor (1/3) of rental expense	84		73		73		71	71
Total fixed charges	849		1,189		1,562		2,315	3,778
Preferred stock dividend requirements	17		165		274		280	49
Fixed charges and preferred stock dividends	$866		$1,354		$1,836		$2,595	$3,827
Ratio of earnings to fixed charges	4.22	x	1.61	x	1.00	x	NM	1.19	x
Ratio of earnings to fixed charges and preferred stock dividends	4.13	x	1.41	x	0.85	x	NM	1.18	x
Ratio 2 - excluding deposit interest
Earnings:
Income/(loss) before income taxes and extraordinary gain	$2,731		$726		$4		($2,462)	$729
Fixed charges	420		565		702		875	1,401
Total	$3,151		$1,291		$706		($1,587)	$2,130
Fixed charges:
Interest on funds purchased and securities sold under agreements to repurchase	$4		$5		$6		$8	$131
Interest on other short-term borrowings	18		12		13		15	55
Interest on trading liabilities	15		26		30		20	27
Interest on long-term debt	299		449		580		761	1,117
Portion of rents representative of the interest factor (1/3) of rental expense	84		73		73		71	71
Total fixed charges	420		565		702		875	1,401
Preferred stock dividend requirements	17		165		274		280	49
Fixed charges and preferred stock dividends	$437		$730		$976		$1,155	$1,450
Ratio of earnings to fixed charges	7.50	x	2.28	x	1.01	x	NM	1.52	x
Ratio of earnings to fixed charges and preferred stock dividends	7.21	x	1.77	x	0.72	x	NM	1.47	x
NM - not meaningful. For the year ended December 31, 2009, earnings were inadequate to cover fixed charges by $2.5 billion. Earnings included a $751 million non-cash goodwill impairment charge in 2009 as well as elevated provision for credit losses.